CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 19, 2008, accompanying the financial statements of Great International Firms Portfolio, Series 31, Morgan Stanley U.S. Multinational 50 Index[SM] Portfolio, Series 23 and Morgan Stanley Technology Index[SM] Portfolio, Series 38 (included in Van Kampen Unit Trusts, Series 698) as of August 31, 2008, and for the period from September 18, 2007 (Initial Date of Deposit) through August 31, 2008 then ended and the financial highlights for the period from September 18, 2007 (Initial Date of Deposit) through August 31, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-144733) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
December 19, 2008